UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 4, 2012

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-2783-S	82-0404220
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

223 East Palace Avenue, Suite B

Santa Fe, New Mexico 87501

_________________________

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 4, 2012, Sigma Labs, Inc. (the “Company”) appointed Damon Giovanielli and Michael Thacker to serve on its Board of Directors. Mr. Giovanielli is currently the President and a director of Sumner & Lawrence Limited (dba Sumner Associates, Inc.) ("Sumner"), and he is the Chairman of the Board of La Mancha Company ("La Mancha"). Mr. Thacker is currently the Vice-President and a director of Sumner, and he is the President and a director of La Mancha. As previously announced, effective December 31, 2011, the Company acquired 100% of the outstanding capital stock of Sumner and La Mancha in exchange for the Company's payment of an aggregate of $350,000 through the issuance of an aggregate of 35,000,000 shares of Company common stock to the five former stockholders of such corporations, including Messrs. Giovanielli and Thacker. Messrs. Giovanielli and Thacker were issued 15,312,500 and 4,112,500 shares, respectively, of the foregoing 35,000,000 shares.

Messrs. Giovanielli and Thacker both have an extensive background in the science and technology industries. Since 1993, Mr. Giovanielli has been the President and a director of Sumner and the Chairman of the Board of La Mancha. From 2004 until 2008, Mr. Giovanielli served as the Chairman of the Energy Strategic Advisory Board of General Atomics Corporation, a private company that manufactures, operates, and services unmanned aircraft, radar, and electro-optic systems for military and commercial markets in the United States and internationally. From 1987 until 1993, he was the Director of Physics Research at the Los Alamos National Laboratory. Mr. Giovanielli holds an A.B. from Princeton University and a Ph.D. in Physics from Dartmouth College. Since 1995, Mr. Thacker has been the Vice-President and a director of Sumner and the President and a director of La Mancha. Mr. Thacker holds a Bsc in Geology from Stanford University and he took post-graduate courses in geologic engineering at the Colorado School of Mines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2012	SIGMA LABS, INC.

	By:	/s/ Mark Cola
		Name:	Mark Cola
		Title:	President